Exhibit 2.2
AMENDMENT TO
AGREEMENT AND PLAN OF MERGER
     THIS AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) dated as of March 1, 2011, is by and among Ensco plc, a public limited company organized under the laws of England and Wales (“Parent”), Pride International, Inc., a Delaware corporation (the “Company”), ENSCO Ventures LLC, a Delaware limited liability company and an indirect, wholly owned subsidiary of Parent (“Merger Sub”), and ENSCO International Incorporated, a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Delaware Sub”).
RECITALS
     WHEREAS, the parties hereto entered into the Agreement and Plan of Merger (the “Agreement”), dated as February 6, 2011, by and among Parent, Company, Merger Sub and Delaware Sub.
     WHEREAS, the parties hereto desire to amend the Agreement to revise the settlement procedures in connection with the Merger for shares of Company common stock held by persons who are unable or fail to timely certify that they are not U.K. residents or, if so, are “qualified investors” within the meaning of Section 86(7) of the U.K. Financial Services and Markets Act 2000.
     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:
     Section 1. Amendment. The Agreement is hereby amended by:
     (a) deleting the phrase “product of (x) the Final Parent Stock Price times (y) the Exchange Ratio, rounded to the nearest whole cent” from Section 2.1(c)(i) and substituting the phrase “net cash proceeds attributable to the sale by the Exchange Agent pursuant to Section 2.2(i) of the Parent ADSs constituting the Per Share Stock Amount for such Cash-Only Share” in lieu thereof;
     (b) restating the definition of “Cash-Only Shares” in Section 2.1(c)(i) in its entirety as follows:
“Cash-Only Shares” shall mean such shares of Company Common Stock held of record or owned beneficially by any person who is unable or fails to timely make the certifications set forth in clause (1) of the penultimate sentence of Section 2.2(b)(i); provided that (x) such certification shall not be required to be so made, and there shall be no Cash-Only Shares, if Parent determines, in its reasonable discretion prior to the mailing of the Proxy Statement/Prospectus, that such certifications are not necessary or advisable to comply with the UK Prospectus Rules and (y) if such certification is deemed necessary or advisable by Parent in its reasonable discretion, such certification must be delivered to the Exchange

Agent, (i) in the case of Book Entry Shares, within 10 Business Days after the Exchange Agent provides notice and means after the Closing Date pursuant to Section 2.2(b)(i) for beneficial owners of Book Entry Shares to deliver an “agent’s message” with respect to such Book Entry Shares through the facilities of The Depository Trust Company and (ii) in the case of certificated shares of Company Common Stock, within six months after the Closing Date, or in either case such later dates as determined by Parent in its reasonable discretion; provided, however, that in the case of clause (i), Parent shall extend the deadline by up to two additional 10 Business Day periods if the Exchange Agent has received certifications with respect to less than 90% of the Book Entry Shares by the end of each 10 Business Day period. Shares of Company Common Stock for which the certification is not timely delivered will be treated as Cash-Only Shares immediately following the applicable cut-off time for delivery of such certification.
     (c) deleting the second and third sentences of Section 2.2(a) and substituting in lieu thereof:
At or substantially concurrently with the Effective Time, Parent shall or shall cause the Surviving Entity to (i) (A) deposit with the Exchange Agent American Depositary Receipts evidencing or (B) provide the Exchange Agent an uncertificated Parent ADS book-entry representing the number of Parent ADSs that are issuable pursuant to Section 2.1(c) and (ii) deposit with the Exchange Agent cash representing the aggregate cash consideration payable by Parent and the Surviving Entity pursuant to Section 2.1(c), in each case to be held by the Exchange Agent for the benefit of the holders of shares of Company Common Stock. Such Parent ADSs (and in the case of Parent ADSs held for Cash-Only Shares, the net cash proceeds from their sale by the Exchange Agent pursuant to Section 2.2(i)), together with any dividends or distributions with respect thereto as provided in Section 2.2(c), and such funds are referred to herein as the “Exchange Fund.”
     (d) restating Section 2.2(b)(i) in its entirety as follows:
     (i) As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail, and Parent shall and shall cause the Exchange Agent to (x) make otherwise available, to each holder of record of one or more shares of Company Common Stock as of immediately prior to the Effective Time, a letter of transmittal to be used to effect the exchange of such Company Common Stock for the Merger Consideration payable in respect thereof, along with instructions for using such letter of transmittal to effect such exchange and (y) provide notice and means for beneficial owners of Book Entry Shares to deliver an “agent’s message” with respect to such Book Entry Shares through the facilities of The Depository Trust Company. The letter of transmittal (or the instructions thereto) shall specify that delivery shall be effected, and risk of loss and title to the shares of Company Common Stock shall pass, only upon delivery thereof together with (A) delivery of the corresponding Company Certificate to the Exchange Agent or (B) receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Shares. Such letter of transmittal shall be in customary form and have such other provisions as Parent may reasonably specify, which, unless otherwise determined by Parent pursuant to Section 2.1(c)(i), shall include provisions (x) requiring each holder of record of a Company Certificate (or the beneficial owner thereof through appropriate and customary documentation and instructions) to certify that such holder or beneficial owner (1) is either (a) not a resident of the United Kingdom or (b) if a resident of the United Kingdom, is a “qualified investor” within the meaning of Section 86(7) of the UK Financial Services and Markets Act 2000 (“UK FSMA”) or (2) is a resident of the United Kingdom and not a “qualified investor” within the meaning of Section 86(7) of UK FSMA and (y) specifying that shares of Company Common Stock for which the foregoing certification is not timely delivered to the Exchange Agent will be treated as Cash-Only Shares. Parent and the Exchange Agent shall be entitled to conclusively rely on such certifications without further inquiry but may conduct such inquiries as deemed appropriate in their sole discretion.
     (e) amending and supplementing Section 2.2 by adding the following Section 2.2(i):
     (i) Sales for Cash-Only Shares. The Exchange Agent shall be instructed by Parent to (i) cause the Parent ADSs it receives and holds in respect of Cash-Only Shares to be sold on the NYSE and to hold and distribute the net cash proceeds from such sale (after deduction of applicable commissions and taxes) for the holders of Cash-Only Shares upon their due surrender to the Exchange Agent, and (ii) to effect such sale of the applicable Parent ADSs at the following times: (a) in the case of holders of Company Common Stock who timely certify that they are residents of the United Kingdom and are not “qualified investors” (within the meaning of Section 86(7) of the UK FSMA), promptly following the receipt of such certification (at such time as determined by the Exchange Agent but no less frequently than once a week), and (b) in the case of holders of Company Common Stock who fail to timely deliver the applicable certification contemplated in clause (1) of the penultimate sentence of Section 2.2(b)(i), promptly after the applicable cut-off time for delivery of such certification (as contemplated in the definition of “Cash-Only Shares”). Parent shall take such actions as are necessary or advisable to cause the sale of such Parent ADSs by the Exchange Agent to be registered under the Securities Act to the extent required by applicable law and shall pay any applicable fees and expenses of Parent and the Exchange Agent (other than commissions and taxes payable by the holders) in connection with such sales. No dividends or other distributions with respect to Parent ADSs or Class A Ordinary Shares represented thereby with a record date after the Effective Time shall be paid to the former holder of any Cash-Only Shares until such holder shall surrender such shares in accordance with this Section 2.2. Subject to the effect of Applicable Law: (i) at the time of the surrender of any such Cash-Only Shares for payment in accordance with the provisions of this Section 2.2, there shall be paid to the surrendering holder of Cash-Only Shares, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to the date of sale of the applicable Parent ADSs pursuant to this Section 2.2(i) and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole Parent ADSs sold by the Exchange Agent pursuant to this Section 2.2(i) in respect of such Cash-Only Shares; and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to the date of sale of the applicable Parent ADSs pursuant to this Section 2.2(i) and a payment date subsequent to surrender) payable with respect to the number of whole Parent ADSs sold by the Exchange Agent pursuant to this Section 2.2(i) in respect of such Cash-Only Shares.
     Section 2. References. All capitalized terms not otherwise defined in this Amendment shall the meaning set forth in the Agreement.
     Section 3. Representations and Warranties. Each of the parties hereto represent and warrant that this Amendment has been duly and validly authorized, executed and delivered by such party and constitutes the legal, valid, and binding obligation of such party, enforceable against such party in accordance with its terms.
     Section 4. Entire Agreement. This Amendment embodies the entire agreement of the parties and supersedes any prior agreements or understandings with respect to the subject matter hereof. Except as modified or supplemented hereby, the Agreement, the exhibits to the Agreement, the Parent Disclosure Schedule, the Company Disclosure Schedule and any documents delivered by the parties in connection the Agreement shall continue in full force and effect.
     Section 5. Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Amendment, this Amendment and all disputes and controversies arising hereunder or related hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflicts of laws that would apply any other law.
     Section 6. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto. Signatures to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
[Signatures on next page]

     IN WITNESS WHEREOF, the parties have executed this Amendment and caused the same to be duly delivered on their behalf on the day and year first written above.

ENSCO PLC
By:	/s/ Daniel W. Rabun
Name:	Daniel W. Rabun
Title:	Chairman, President and Chief Executive Officer

PRIDE INTERNATIONAL, INC.
By:	/s/ Louis A. Raspino
Name:	Louis A. Raspino
Title:	President and Chief Executive Officer

ENSCO VENTURES LLC
By:	/s/ Dean A. Kewish
Name:	Dean A. Kewish
Title:	Vice President

ENSCO INTERNATIONAL INCORPORATED
By:	/s/ Dean A. Kewish
Name:	Dean A. Kewish
Title:	Vice President